Filed pursuant to Rule 424(b)(5)

Registration No. 333-267074

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated September 7, 2022)

Danimer Scientific, Inc.

This prospectus supplement supplements and amends certain information contained in the prospectus supplement dated September 7, 2022 to the prospectus dated as of even date therewith (collectively, the Prospectus”), relating to the offer and sale of our common stock, par value $0.0001 per share (the “common stock”) through Citigroup Global Markets Inc. (the “sales agent”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to pursuant to the terms of an equity distribution agreement, dated September 7, 2022, between us and the sales agent (the “equity distribution agreement”).

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “DNMR.” On March 20, 2024, the closing price for our common stock, as reported by NYSE, was $1.33 per share. Under the Prospectus, we initially registered up to $100,000,000 of our Common Stock for offer and sale pursuant to the equity distribution agreement. From September 7, 2022 through the date of this prospectus supplement, we have sold 590,661 shares of common stock under the Prospectus.

The purpose of this prospectus supplement is to, effective on the date hereof, reduce the amount available for sale pursuant to the equity distribution agreement and the continuous offering by us under the Prospectus. In accordance with the terms of the equity distribution agreement, pursuant to the Prospectus, as amended, we may offer and sell up to $50,000,000 in shares of common stock from time to time through the sales agent.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 20, 2024.